Exhibit 21


                            FIVE STAR PRODUCTS, INC.

                                  SUBSIDIARIES



                                                             Jurisdiction
                                                                  Of
                                                             Incorporation

Five Star Group, Inc.                                        Delaware

NPD Trading, Inc.                                            Delaware